Exhibit 4.14.1

                                 REVOLVING NOTE

$2,490,000.00                                                 New York, New York
                                                              October 20, 1999

       FOR VALUE RECEIVED, THE UNDERSIGNED FOAMEX INTERNATIONAL INC., a Delaware corporation ("Maker"), HEREBY PROMISES TO PAY to the order of FOAMEX L.P., a Delaware limited partnership ("Payee"), on October 20, 2004, the unpaid principal amount of all amounts loaned by Payee to the Maker under this Revolving Note (each a "Revolving Loan") that was advanced to, or for the account of, Maker by Payee together with all accrued and outstanding interest in respect of such principal amount. Maker may borrow Revolving Loans up to $2,490,000.00. Maker may repay any outstanding Revolving Loan, in whole or in part, on any day and any amounts so repaid may be reborrowed.

       Maker promises to pay interest on the unpaid principal amount outstanding hereunder from the date of the advance until such principal amount is paid in full at an interest rate equal at all times to the sum of 2 1/2% plus Three-Month LIBOR per annum, compounded quarterly. Interest on the outstanding principal amount shall be payable upon demand, or if no demand is made, then on October 20, 2004.

       Both principal and interest are payable in lawful money of the United States of America in same day or immediately available funds to the account of Payee at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, or at such other place or places as the Holder may, from time to time, designate in writing. All computations of interest under this Note shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due instead on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such payment of interest and not in the computation of the succeeding payment of interest.

       This Note may be prepaid, in whole or in part, at any time, at the option of the Maker.

       Payee or any Holder shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Maker.

       THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

       All the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the undersigned shall bind its successors, whether so expressed or not.

       No failure on the part of Payee to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

                                  DEFINED TERMS

       As used in this Note, the following terms have the following meanings (which meanings are equally applicable to both the singular and plural forms of the terms defined):

       "Business Day" shall mean a day that is not a Saturday, Sunday or a day on which banking institutions are not required to be open in the State of New York.

       "Holder" means Payee or any subsequent holder of this Note.



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       "Three-Month  LIBOR"  shall  mean an  interest  rate per  annum  (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum) determined for each calendar quarter two Business Days prior to the commencement of such calendar quarter (or if such date is not a business day in London as of the preceding business day in London) equal to the composite London interbank offered rate for Dollar deposits of comparable size for a maturity period of three (3) months, as published by The Bank of Nova Scotia or, if not so published, as otherwise determined in good faith by Payee.

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       IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first set forth above.

                                               FOAMEX INTERNATIONAL INC.


                                                   /s/ George L. Karpinski
                                               ---------------------------
                                               By:   George L. Karpinski
                                               Title:Senior Vice President